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                                                                    Exhibit 99.5

                                  Offer to Exchange

                           8 1/8% Exchange Notes due 2004
                  for Any and All Outstanding 8 1/8% Notes due 2004
                           8 3/8% Exchange Notes due 2007
                  for Any and All Outstanding 8 3/8% Notes due 2007
                           8 7/8% Exchange Notes due 2017
                  for Any and All outstanding 8 7/8% Notes due 2017
                           8 1/2% Exchange Notes due 2027
                  for Any and All Outstanding 8 1/2% Notes due 2027
                                         of
                         Comcast Cable Communications, Inc.

                        To Registered Holders and Depository
                            Trust Company Participants:

    We are enclosing herewith the material listed below relating to the offer by Comcast Cable Communications, Inc. (the "Company"), a Delaware corporation, to exchange its 8 1/8% Exchange Notes due 2004, 8 3/8% Exchange Notes due 2007, 8 7/8% Exchange Notes due 2017 and 8 1/2% Exchange Notes due 2027 (collectively, the "New Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 8 1/8% Notes due 2004,
8 3/8% Notes due 2007, 8 7/8% Notes due 2017 and 8 1/2% Notes due 2027
(collectively, the "Old Notes") upon the terms and subject to the conditions
set forth in the Company's Prospectus, dated [            ], 1997, and the
related Letter of Transmittal (which together constitute the "Exchange
Offer").

    Enclosed herewith are copies of the following documents:

         1. Prospectus dated               , 1997;

         2. Letter of Transmittal;

         3. Notice of Guaranteed Delivery;

         4. Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner; and

         5. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

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    We urge you to contact your clients promptly. Please note that the
Offer will expire at 5:00 p.m., New York City time, on [             ], 1997,
unless extended.

    The Offer is not conditioned upon any minimum number of Old Notes being tendered.

    Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder,
(ii) neither the holder of the Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the New Notes and
(iv) neither the holder nor any such other person is an "affiliate", as defined in Rule 405 under the Securities Act, of the Company. If the tendering holder is a broker-dealer (whether or not it is also an "affiliate") that will receive New Notes for its own account in exchange for Old Notes, you will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, the undersigned is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

    The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 4 of the enclosed Letter of Transmittal.

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    Additional copies of the enclosed material may be obtained from the
Exchange Agent, Bank of Montreal Trust Company, telephone (212) 701-7650.

                        Very truly yours,


                    COMAST CABLE COMMUNICATIONS, INC.



NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF COMCAST CABLE COMMUNICATIONS, INC. OR THE BANK OF MONTREAL TRUST COMPANY OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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